Exhibit 99.1

InfraREIT, Inc. 1900 North Akard Street Dallas, TX 75201

PRESS RELEASE

InfraREIT Reports Third Quarter 2018 and Year-to-Date Results

DALLAS, TEXAS, Nov. 1, 2018—InfraREIT, Inc. (NYSE: HIFR) (“InfraREIT” or the “Company”) today reported financial results for the third quarter and first nine months of 2018 and provided the Company’s financial outlook.  Copies of the Company’s press release, supplemental slide presentation and management’s remarks are available this morning on the InfraREIT Web site at www.InfraREITInc.com.

For the third quarter of 2018, InfraREIT reported the following financial highlights:

•	Net income was $19.7 million
•	Net income attributable to InfraREIT, Inc. common stockholders per share (“EPS”) was $0.32 per share
•	Non-GAAP earnings per share (“Non-GAAP EPS”) was $0.35 per share
•	Funds from operations (“FFO”) was $31.8 million and FFO on an adjusted basis (“AFFO”) was $33.1 million
•	Quarterly dividend declared of $0.25 per share of common stock, $1.00 per share annualized

Recent Events:

•

On October 18, 2018, InfraREIT entered into a definitive agreement to be acquired by Oncor Electric Delivery Company LLC (“Oncor”) for $21.00 per share in cash, valued at approximately $1.275 billion, plus the assumption of approximately $940 million of InfraREIT’s net debt, as of September 30, 2018.  The transaction is expected to close by mid-2019.

Guidance:

•	2018 EPS range of $1.35 to $1.40
•	2018 Non-GAAP EPS range of $1.35 to $1.40
•	Expect to maintain the Company’s quarterly cash dividend of $0.25 per share, through the transaction close
•	Earnings guidance assumes the existing lease payments continue as scheduled through 2018
•	InfraREIT expects to maintain its real estate investment trust (“REIT”) status through the transaction close
•	Footprint capital expenditures range of $85 million to $155 million for the period of 2018 through 2020

“We believe the acquisition by Oncor is in the best interest of our stockholders and best serves all our stakeholders,” said David A. Campbell, Chief Executive Officer of InfraREIT.  “InfraREIT is advancing the go-shop process to determine whether a superior proposal is available to the Company, and, in parallel, we are working with Oncor and Sharyland to prepare our application with the Public Utility Commission of Texas and to progress other closing requirements.”

Third Quarter 2018 Results

Lease revenue decreased 5 percent to $48.9 million for the three months ended September 30, 2018, compared to $51.6 million for the same period in 2017.  For the third quarter of 2018, base rent contributed $48.4 million and percentage rent contributed $0.5 million, compared to $42.3 million of base rent and $9.3 million of percentage rent for the third quarter of 2017.  When compared to 2017, 2018 base rent represents a higher proportion of total lease revenue as a result of the Permian lease renewal and the assets acquired in the asset exchange transaction completed during the fourth quarter of 2017 (“2017 Asset Exchange Transaction”), which were added to the CREZ lease, which have only base rent and not a percentage rent component.  This change in revenue allocation also results in an intra-year timing shift for revenue recognition since base rent, which is a higher proportion of total revenue in 2018 relative to 2017, is recognized on a straight-line basis and percentage rent is recognized only after Sharyland Utilities, L.P.’s (“Sharyland”) revenue exceeds the annual specified breakpoint, which usually occurs in the third and fourth quarters of each year.  Additionally, 2018 percentage rent is impacted because Sharyland reduced its wholesale transmission service rates during the first quarter of 2018 to reflect an income tax allowance at the 21 percent corporate federal income tax rate. This reduction in rates has contributed to a reduction in Sharyland’s revenues during 2018 as compared to 2017.

Net income was $19.7 million in the third quarter of 2018, compared to net income of $21.2 million in the third quarter of 2017.  Net income attributable to InfraREIT, Inc. common stockholders was $0.32 per share during the third quarter of 2018 compared to $0.35 per share during the same period in 2017.  The decrease in net income between the two periods was attributable to a $2.7 million decrease in lease revenue, $0.1 million increase in general and administrative expense and $0.3 million decrease in other income, net partially offset by a $1.2 million decrease in depreciation expense and $0.3 million decrease in interest expense, net which both added to net income during the quarter. The increase in general and administrative expense was mainly due to a $0.6 million increase in transaction costs partially offset by a decrease of $0.2 million in management fees and $0.4 million in professional fees. The increase in transaction costs represents the difference between the $2.6 million of professional services fees the Company incurred in the third quarter of 2018 related to the pending sale of InfraREIT and the $2.0 million of professional services fees it incurred in the third quarter of 2017 related to the 2017 Asset Exchange Transaction.

Non-GAAP EPS was $0.35 per share for the third quarter of 2018 compared to $0.36 per share for the third quarter of 2017, representing a decrease of 3 percent.  The decrease in Non-GAAP EPS resulted from a decrease in lease revenue of $2.7 million and a decrease of $0.3 million in other income, net offset by a $1.2 million decrease in depreciation expense, a $0.6 million decrease in general and administrative expense, a $0.2 million base rent adjustment reduction and a decrease of $0.3 million in interest expense, net.  The decrease in general and administrative expense excludes $2.6 million of professional services fees related to the pending sale of InfraREIT in the third quarter of 2018 and $2.0 million of professional service fees related to the 2017 Asset Exchange Transaction during the third quarter of 2017.

FFO was $31.8 million for the third quarter of 2018, compared to $34.6 million for the same period in 2017, representing a decrease of $2.8 million.  For the third quarter of 2018, AFFO was $33.1 million, compared to $34.7 million for the same period in 2017, representing a decrease of 5 percent.

First Nine Months of 2018 Results

Lease revenue increased 8 percent to $142.4 million for the nine months ended September 30, 2018, compared to $131.7 million for the same period in 2017.  Base rent contributed $141.9 million and percentage rent contributed $0.5 million for the first nine months of 2018, compared to base rent of $122.4 million and percentage rent of $9.3 million for the same period of 2017.  The increase in lease revenue was driven by the change in the allocation of the total rent components between base and percentage rent and additional assets under lease.

Net income was $61.4 million in the first nine months of 2018, compared to net income of $42.4 million for the same period in 2017.  Net income attributable to InfraREIT, Inc. common stockholders was $1.01 per share for the nine months ended September 30, 2018 compared to $0.70 per share during the same period in 2017.  The $19.0 million increase in net income is a result of a $10.7 million increase in lease revenue, $5.6 million benefit from the Texas franchise tax settlement, $3.4 million decrease in depreciation expense and $0.7 million increase in other income, net partially offset by a $1.7 million increase in interest expense, net.  Additionally, the decrease in general and administrative expense contributed $0.1 million to net income.  The decrease in general and administrative expense was mainly due to a $1.1 million decrease in transaction costs, $0.5 million decrease in regulatory expenses and $0.3 million decrease in management fees partially offset by a $1.2 million professional services fee associated with the settlement of the Company’s Texas franchise taxes and $0.5 million for the review of the Company’s structure (“De-REIT alternatives”).  The decrease in transaction costs represents the difference between the $2.8 million of professional services fees the Company incurred in 2018 compared to $3.9 million in 2017.  The $2.8 million represents $2.6 million of fees related to the pending sale of InfraREIT incurred in the third quarter of 2018 and $0.2 million of fees related to 2017 Asset Exchange Transaction incurred in the first quarter of 2018.  In the first nine months of 2017, the Company incurred $3.9 million of fees related to the 2017 Asset Exchange Transaction.

Non-GAAP EPS was $0.93 per share for the first nine months of 2018 compared to $0.76 per share for the first nine months of 2017, representing an increase of 22 percent.  The drivers of growth in Non-GAAP EPS were due to an increase in lease revenue of $10.7 million, an increase of $0.7 million in other income, net, a $0.1 million net decrease in general and administrative expense and a $3.4 million decrease in depreciation expense partially offset by a $3.2 million base rent adjustment reduction and an increase of $1.7 million in interest expense, net.  The decrease in general and administrative expense excludes professional services fees of $1.2 million associated with the settlement of the Company’s Texas franchise taxes, $2.6 million of professional services fees related to the pending sale of InfraREIT and $0.2 million related to the 2017 Asset Exchange Transaction during the nine months ended September 30, 2018 and excludes $3.9 million of professional service fees related to the 2017 Asset Exchange Transaction during the nine months ended September 30, 2017.

FFO was $97.0 million for the first nine months of 2018, compared to $81.4 million for the same period in 2017, representing an increase of $15.6 million.  For the first nine months of 2018, AFFO was $90.9 million, compared to $84.8 million for the same period in 2017, representing an increase of 7 percent.

Liquidity and Capital Resources

As of September 30, 2018, the Company had $3.2 million of unrestricted cash and cash equivalents and $224.0 million of unused capacity under its revolving credit facilities.

Outlook and Guidance

EPS and Non-GAAP EPS are both projected in the range of $1.35 to $1.40 for 2018.  Although the ranges are the same, there are several differences between EPS and Non-GAAP EPS.  Non-GAAP EPS includes adjustments related to straight-line rent; expenses associated with the 2017 Asset Exchange Transaction, the pending sale of InfraREIT and professional services fee related to the Texas franchise tax settlement; and the removal of the accrued taxes, penalties and interest related to the Texas franchise tax settlement.  Relative to prior estimates, the change in guidance for EPS was driven primarily by lower than expected net interest expense due to not refinancing the Company’s existing floating rate debt, along with lower than expected routine general and administrative expense and higher than expected revenues and allowance for funds used during construction on other funds (“AFUDC-equity”), partially offset by higher general and administrative expense due to transaction costs associated with the pending sale of InfraREIT. The increase in guidance for Non-GAAP EPS was driven primarily by lower than expected net interest expense due to not refinancing the Company’s existing floating rate debt, along with lower than expected routine general and administrative expense and higher than expected revenues and AFUDC-equity.

InfraREIT expects to maintain the Company’s current quarterly cash dividend of $0.25 per share, or $1.00 per share annualized, through the transaction close, including a pro-rated dividend for any partial quarter prior to closing.  These forecasted amounts assume that the existing lease payments are made by Sharyland as scheduled during 2018 and reflect that InfraREIT will maintain its REIT status through the transaction close.

The Company estimates footprint capital expenditures in the following ranges over the next three years: $55 million to $70 million for 2018; $20 million to $35 million for 2019; and $10 million to $50 million for 2020.

The Company’s consolidated debt profile continues to target debt as a percentage of total capitalization at or below 60 percent and AFFO-to-debt of at least 12 percent.

The guidance provided above constitutes forward-looking statements, which are based on current economic conditions and estimates, and the Company does not include other potential impacts, such as changes in accounting or unusual items. Supplemental information relating to the Company’s financial outlook is posted in the Investor Relations section of the Company’s Web site at www.InfraREITInc.com.

Pending Sale of InfraREIT - Transaction Details

Asset Exchange:

As a condition to the closing of the sale to Oncor, Sharyland Distribution & Transmission Services, L.L.C. (“SDTS”) will exchange its South Texas assets for Sharyland’s Golden Spread Electric Cooperative interconnection (“Golden Spread Project”) and other related assets.  The difference between the net book value of the exchanged assets will be paid in cash at closing.  Following the asset exchange, Sharyland will operate as an independent utility in South Texas. Additionally, SDTS and Sharyland have agreed to terminate their existing leases in connection with the asset exchange.

Oncor Merger:

After the completion of the asset exchange transaction with Sharyland, Oncor will acquire InfraREIT for $21.00 per share in cash.  Upon the close of the transaction, Oncor will own and operate all of SDTS’s post-asset exchange assets, including the Golden Spread Project and Lubbock Power & Light interconnection.  Oncor plans to fund its acquisition of InfraREIT with capital contributions from its owners Sempra Energy and Texas Transmission Investment LLC.

The asset exchange and Oncor merger are mutually dependent on one another and neither will become effective without the closing of the other.

Arrangements with Hunt:

InfraREIT is externally managed by Hunt Utility Services, LLC (“Hunt Manager”) under its management agreement, which will be terminated upon the closing of the transactions.  Under the management agreement, Hunt Manager is entitled to the payment of a termination fee upon the termination or non-renewal of the management agreement.  The termination of the management agreement automatically triggers the termination of the development agreement between InfraREIT and Hunt.  InfraREIT has agreed to pay Hunt approximately $40.5 million at the closing of the transactions to terminate the management agreement, development agreement, leases with Sharyland, and all other existing agreements between InfraREIT or its subsidiaries with Hunt, Sharyland or their affiliates.  That amount is consistent with the termination fee that is contractually required under the management agreement.

Agreements among Hunt, Oncor and Sempra Energy:

Concurrently with the execution of the merger agreement and the asset exchange agreement, Sharyland and Sempra Energy entered into an agreement in which Sempra Energy will purchase a 50 percent limited partnership interest in Sharyland Holdings LP (“Sharyland Holdings”), which will own a 100 percent interest in Sharyland.  The closing of Sempra Energy’s purchase is a requirement of the asset exchange agreement between SDTS and Sharyland.  Additionally, under a separate agreement with Sharyland, Oncor has agreed to operate and maintain all of Sharyland’s assets following the closing of the transactions.

Solicitation of Additional Offers:

The agreement with Oncor includes a “go-shop” provision that allows the Conflicts Committee and its advisors to actively solicit and negotiate with other potential acquirers to determine whether they are interested in making a proposal to acquire InfraREIT.  Accordingly, InfraREIT will solicit competing acquisition proposals through November 17, 2018.  If the Conflicts Committee and Board of Directors accept a superior proposal prior to December 27, 2018 that was received during the go-shop period, then InfraREIT would pay a termination fee to Oncor of approximately $19 million.  If the Conflicts Committee and Board of Directors accept an unsolicited superior proposal received after the go-shop period, InfraREIT would be required to pay a termination fee to Oncor of approximately $45 million.  There can be no assurance that the go-shop process will result in a superior proposal.  InfraREIT does not intend to disclose developments with respect to the solicitation process or any competing proposals that may be received unless and until the Conflicts Committee and the Board of Directors have made a decision with respect to any potential superior proposal.

Transaction Approvals and Closing Conditions:

The closing of the transactions is dependent upon and will be subject to several closing conditions, including:

•	Public Utility Commission of Texas (“PUCT”) approval of the transactions, including:
o	Exchange of assets with Sharyland;
o	Acquisition of InfraREIT by Oncor; and
o	Sempra Energy’s indirect 50 percent ownership of Sharyland Holdings
•	Other necessary regulatory approvals, including Federal Energy Regulatory Commission approval, Hart-Scott-Rodino clearance and the Committee on Foreign Investment in the United States clearance;
•	Stockholder approval;
•	Certain lender consents; and
•	Other customary closing conditions.

Under the definitive agreements, SDTS, Sharyland and Oncor are required to file a Sale-Transfer-Merger application with the PUCT no later than November 30, 2018. A special meeting of InfraREIT’s stockholders will be held following the filing of the definitive proxy statement with the U.S. Securities and Exchange Commission (“SEC”) and subsequent mailing to InfraREIT’s stockholders, which is expected to be filed by December 10, 2018. The transactions are expected to close by mid-2019.

Additional information related to the transactions can be found in the Company’s SEC filings and other documents on the SEC’s Web site, www.sec.gov.

Dividends and Distributions

On September 7, 2018, InfraREIT’s Board of Directors declared cash distributions and dividends of $0.25 per unit and share, respectively, to unitholders and stockholders of record on September 28, 2018, which were paid on October 18, 2018.

Hunt Project Quarterly Updates

InfraREIT’s quarterly “Hunt Project Updates” can be found on the Company’s Web site (www.InfraREITInc.com) under the “Hunt Transmission-Our Developer” and “Investor Relations” sections and in the “Q3 2018 Results & Supplemental Information” presentation posted on the Company’s Web site.

Non-GAAP Measures

This press release contains certain financial measures that are not recognized under generally accepted principles in the United States of America (“GAAP”). In particular, InfraREIT uses Non-GAAP EPS, FFO and AFFO as important supplemental measures of the Company’s operating performance.  InfraREIT is no longer including cash available for distribution (“CAD”); earnings before interest, taxes, depreciation and amortization (“EBITDA”); and Adjusted EBITDA.  The Company presents non-GAAP performance measures because management believes they help investors understand InfraREIT’s business, performance and ability to earn and distribute cash to its stockholders by providing perspectives not immediately apparent from net income. Reporting on these measures in InfraREIT’s public disclosures also ensures that this information is available to all of InfraREIT’s investors.  The non-GAAP measures presented in this press release are not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

InfraREIT offers these measures to assist users in assessing the Company’s operating performance under GAAP, but these measures are non-GAAP measures and should not be considered measures of liquidity, alternatives to net income or indicators of any other performance measures determined in accordance with GAAP, nor are they indicative of funds available to fund the Company’s cash needs, including capital expenditures, make payments on the Company’s indebtedness or make distributions.  In addition, InfraREIT’s method of calculating these measures may be different from methods used by other companies and, accordingly, may not be comparable to similar measures as calculated by other companies.  Investors should not rely on these measures as a substitute for any GAAP measure, including net income, cash flows from operating activities or revenues.  Reconciliations of these measures to their most directly comparable GAAP measures are included in the Schedules to this press release.

About InfraREIT, Inc.

InfraREIT is engaged in owning and leasing rate-regulated electric transmission assets in the state of Texas and is structured as a real estate investment trust. The Company is externally managed by Hunt Utility Services, LLC, an affiliate of Hunt Consolidated, Inc. (a diversified holding company based in Dallas, Texas, and managed by the Ray L. Hunt family). The Company’s shares are traded on the New York Stock Exchange under the symbol “HIFR.” Additional information on InfraREIT is available at www.InfraREITInc.com.

Important Additional Information and Where to Find It

This release includes information related to a proposed business combination between InfraREIT and Oncor.  The proposed merger and the related agreement and plan of merger will be submitted to the Company’s stockholders for their consideration and approval. In connection with the proposed transaction, the Company will file a proxy statement with the SEC. This release does not constitute a solicitation of any vote or proxy from any stockholder of the Company. Investors are urged to read the proxy statement carefully and in its entirety when it becomes available, as well as any other relevant documents or materials filed or to be filed with the SEC or incorporated by reference in the proxy statement, because they will contain important information about the proposed acquisition. The definitive proxy statement will be mailed to the Company’s stockholders. In addition, the proxy statement and other documents will be available free of charge at the SEC’s website, www.sec.gov. When available, the proxy statement and other pertinent documents may also be obtained free of charge at the Investor Relations section of InfraREIT’s website, www.InfraREITInc.com, or by directing a written request to InfraREIT, Inc., Attention: Corporate Secretary, 1900 North Akard Street, Dallas, Texas 75201.

Participation in the Solicitation

The Company and its directors and executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction.  Information regarding the Company’s directors and executive officers is available in its definitive proxy statement for its 2018 Annual Meeting of Stockholders filed with the SEC on March 22, 2018.  Other information regarding the participants in the proxy solicitation and a description of their direct or indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws.  These statements give the current expectations of the Company’s management.  Words such as “could,” “will,” “may,” “assume,” “forecast,” “strategy,” “guidance,” “outlook,” “target,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” or “project” and similar expressions are used to identify forward-looking statements.  Without limiting the generality of the foregoing, forward-looking statements contained in this release include the Company’s expectations regarding anticipated financial and operational performance, including projected or forecasted financial results, distributions to stockholders, capital expenditures, AFFO-to-debt ratios, capitalization matters and other forecasted metrics as well as the consummation of the transactions described herein.

Forward-looking statements can be affected by assumptions used or known or unknown risks or uncertainties.  Consequently, no forward-looking statements can be guaranteed and actual results may differ materially and adversely from those reflected in the forward-looking statements.  Factors that could cause actual results to differ materially from those indicated in the forward-looking statements include, among other things, (a) the following risks inherent in the transactions (in addition to others described elsewhere in this document and in the subsequent filings with the SEC): (1) failure to obtain the approval of the Company’s stockholders; (2) failure to obtain regulatory approval necessary to consummate the transactions or to obtain regulatory approvals on favorable terms and (3) delays in consummating the transactions or the failure to consummate the transactions and (b) other risks and uncertainties disclosed in the Company’s filings with the SEC, including, among others, the following (1) decisions by regulators or changes in governmental policies or regulations with respect to the Company’s organizational structure, lease arrangements, capitalization, acquisitions and dispositions of assets, recovery of investments, the Company’s authorized rate of return and other regulatory parameters; (2) the Company’s current reliance on its tenant for all of its revenues and, as a result, its dependency on the tenant’s solvency and financial and operating performance; (3) the amount of available investment to grow the Company’s rate base; (4) the Company’s ability to negotiate future rent payments or to renew leases with its tenant; (5) insufficient cash available to meet distribution requirements; and (6) the effects of existing and future tax and other laws and governmental regulations.

Because the Company’s forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond the Company’s control or are subject to change, actual results could be materially different and any or all of the Company’s forward-looking statements may turn out to be wrong.  Forward-looking statements speak only as of the date made and can be affected by assumptions the Company might make or by known or unknown risk and uncertainties.  Many factors mentioned in this release and in the Company’s annual and quarterly reports will be important in determining future results.  Consequently, the Company cannot assure you that the Company’s expectations or forecasts expressed in such forward-looking statements will be achieved.

InfraREIT, Inc.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue
Base rent	$48,390	$42,336	$141,873	$122,382
Percentage rent	536	9,282	536	9,282
Total lease revenue	48,926	51,618	142,409	131,664
Operating costs and expenses
General and administrative expense	6,787	6,718	19,506	19,565
Depreciation	12,063	13,328	35,632	38,997
Total operating costs and expenses	18,850	20,046	55,138	58,562
Income from operations	30,076	31,572	87,271	73,102
Other (expense) income
Interest expense, net	(10,120)	(10,357)	(31,864)	(30,196)
Other income, net	7	331	1,114	351
Total other expense	(10,113)	(10,026)	(30,750)	(29,845)
Income before income taxes	19,963	21,546	56,521	43,257
Income tax expense (benefit)	257	308	(4,885)	873
Net income	19,706	21,238	61,406	42,384
Less: Net income attributable to noncontrolling interest	5,435	5,908	16,937	11,797
Net income attributable to InfraREIT, Inc.	$14,271	$15,330	$44,469	$30,587
Net income attributable to InfraREIT, Inc. common stockholders per share:
Basic	$0.32	$0.35	$1.01	$0.70
Diluted	$0.32	$0.35	$1.01	$0.70
Cash dividends declared per common share	$0.25	$0.25	$0.75	$0.75
Weighted average common shares outstanding (basic shares)	43,962	43,784	43,919	43,779
Redemption of operating partnership units	—	—	—	—
Weighted average dilutive shares outstanding (diluted shares)	43,962	43,784	43,919	43,779
Due to the anti-dilutive effect, the computation of diluted earnings per share does not reflect the following adjustments:
Net income attributable to noncontrolling interest	$5,435	$5,908	$16,937	$11,797
Redemption of operating partnership units	16,742	16,891	16,785	16,896

InfraREIT, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	September 30, 2018	December 31, 2017
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$3,223	$2,867
Restricted cash	1,687	1,683
Due from affiliates	33,401	35,172
Inventory	7,592	6,759
Prepaids and other current assets	1,041	2,460
Total current assets	46,944	48,941
Electric Plant, net	1,800,517	1,772,229
Goodwill	138,384	138,384
Other Assets	31,771	34,314
Total Assets	$2,017,616	$1,993,868
Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$28,345	$21,230
Short-term borrowings	101,000	41,000
Current portion of long-term debt	8,667	68,305
Dividends and distributions payable	15,176	15,169
Accrued taxes	748	5,633
Total current liabilities	153,936	151,337
Long-Term Debt, Less Deferred Financing Costs	834,693	841,215
Regulatory Liabilities	111,811	100,458
Total liabilities	1,100,440	1,093,010
Commitments and Contingencies
Equity
Common stock, $0.01 par value; 450,000,000 shares authorized; 43,962,167 and 43,796,915 issued and outstanding as of September 30, 2018 and December 31, 2017, respectively	440	438
Additional paid-in capital	709,488	706,357
Accumulated deficit	(38,229)	(49,728)
Total InfraREIT, Inc. equity	671,699	657,067
Noncontrolling interest	245,477	243,791
Total equity	917,176	900,858
Total Liabilities and Equity	$2,017,616	$1,993,868

InfraREIT, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2018	2017
Cash flows from operating activities
Net income	$61,406	$42,384
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	35,632	38,997
Amortization of deferred financing costs	2,568	3,101
Allowance for funds used during construction - other funds	(1,094)	(318)
Equity based compensation	440	428
Changes in assets and liabilities:
Due from affiliates	1,624	4,036
Inventory	(833)	95
Prepaids and other current assets	(66)	(27)
Accounts payable and accrued liabilities	(590)	334
Net cash provided by operating activities	99,087	89,030
Cash flows from investing activities
Additions to electric plant	(48,653)	(147,803)
Proceeds from asset exchange transaction	1,632	—
Net cash used in investing activities	(47,021)	(147,803)
Cash flows from financing activities
Proceeds from short-term borrowings	118,000	110,500
Repayments of short-term borrowings	(58,000)	(213,000)
Proceeds from borrowings of long-term debt	—	200,000
Repayments of long-term debt	(66,185)	(5,845)
Deferred financing costs	—	(809)
Dividends and distributions paid	(45,521)	(45,499)
Net cash (used in) provided by financing activities	(51,706)	45,347
Net increase (decrease) in cash, cash equivalents and restricted cash	360	(13,426)
Cash, cash equivalents and restricted cash at beginning of period	4,550	19,294
Cash, cash equivalents and restricted cash at end of period	$4,910	$5,868

Schedule 1

InfraREIT, Inc.

Explanation and Reconciliation of Non-GAAP EPS

Non-GAAP EPS

InfraREIT defines non-GAAP net income as net income (loss) adjusted in a manner the Company believes is appropriate to show its core operational performance, which includes (a) an adjustment for the difference between the amount of base rent payments that the Company receives with respect to the applicable period and the amount of straight-line base rent recognized under GAAP; (b) adding back the transaction costs related to the pending sale of InfraREIT to Oncor and the asset exchange with Sharyland; (c) adding back the transaction costs related to the 2017 Asset Exchange Transaction; (d) adding back the professional services fee related to the franchise tax settlement with the state of Texas; and (e) removing the effect of the Texas franchise tax settlement.  The Company defines Non-GAAP EPS as non-GAAP net income (loss) divided by the weighted average shares outstanding calculated in the manner described in the footnotes below.

The following tables set forth a reconciliation of net income attributable to InfraREIT, Inc. per diluted share to Non-GAAP EPS:

	Three Months Ended September 30, 2018		Three Months Ended September 30, 2017
(In thousands, except per share amounts, unaudited)	Amount	Per Share (6)	Amount	Per Share (8)
Net income attributable to InfraREIT, Inc.	$14,271	$0.32	$15,330	$0.35
Net income attributable to noncontrolling interest	5,435	0.32	5,908	0.35
Net income	19,706	0.32	21,238	0.35
Base rent adjustment (1)	(1,259)	(0.02)	(1,479)	(0.02)
Transaction costs associated with pending sale of InfraREIT, Inc. (2)	2,615	0.05	—	—
2017 Asset Exchange Transaction costs (3)	—	—	1,972	0.03
Texas franchise tax professional services fee (4)	—	—	—	—
Texas franchise tax settlement (5)	—	—	—	—
Non-GAAP net income	$21,062	$0.35	$21,731	$0.36

	Nine Months Ended September 30, 2018		Nine Months Ended September 30, 2017
(In thousands, except per share amounts, unaudited)	Amount	Per Share (7)	Amount	Per Share (8)
Net income attributable to InfraREIT, Inc.	$44,469	$1.01	$30,587	$0.70
Net income attributable to noncontrolling interest	16,937	1.01	11,797	0.70
Net income	61,406	1.01	42,384	0.70
Base rent adjustment (1)	(3,400)	(0.06)	(180)	—
Transaction costs associated with pending sale of InfraREIT, Inc. (2)	2,615	0.05	—	—
2017 Asset Exchange Transaction costs (3)	151	—	3,909	0.06
Texas franchise tax professional services fee (4)	1,196	0.02	—	—
Texas franchise tax settlement (5)	(5,633)	(0.09)	—	—
Non-GAAP net income	$56,335	$0.93	$46,113	$0.76

(1)

This adjustment relates to the difference between the timing of cash base rent payments made under the Company’s leases and when the Company recognizes base rent revenue under GAAP.  The Company recognizes base rent on a straight-line basis over the applicable term of the lease commencing when the related assets are placed in service, which is frequently different than the period in which the cash base rent becomes due.

(2)	This adjustment reflects the transaction costs related to the pending sale of InfraREIT to Oncor and the asset exchange with Sharyland as these are not typical operational costs.
(3)

This adjustment reflects the transaction costs related to the 2017 Asset Exchange Transaction. These costs are exclusive of the Company’s routine business operations or typical rate case costs and have been excluded to present additional insights on InfraREIT’s core operations.

(4)

This adjustment reflects the professional services fee paid by the Company related to the Texas franchise tax settlement.  These costs are exclusive of the Company’s routine business operations and have been excluded to present additional insights on InfraREIT’s core operations.

(5)

This adjustment relates to the potential taxes and associated accrued interest and penalties that were removed from the Company’s Consolidated Balance Sheets and recognized as an income tax benefit on the Consolidated Statements of Operations as a result of the franchise tax settlement with the state of Texas.  This adjustment is not typical of the Company’s business operations and has been excluded to provide additional insights into InfraREIT’s core operations.

(6)

The weighted average common shares outstanding of 44.0 million was used to calculate net income attributable to InfraREIT, Inc. per diluted share.  The weighted average redeemable partnership units outstanding of 16.7 million was used to calculate net income attributable to noncontrolling interest per share.  The combination of the weighted average common shares and redeemable partnership units outstanding of 60.7 million was used for the remainder of the per share calculations.

(7)

The weighted average common shares outstanding of 43.9 million was used to calculate net income attributable to InfraREIT, Inc. per diluted share.  The weighted average redeemable partnership units outstanding of 16.8 million was used to calculate net income attributable to noncontrolling interest per share.  The combination of the weighted average common shares and redeemable partnership units outstanding of 60.7 million was used for the remainder of the per share calculations.

(8)

The weighted average common shares outstanding of 43.8 million was used to calculate net income attributable to InfraREIT, Inc. per diluted share.  The weighted average redeemable partnership units outstanding of 16.9 million was used to calculate net income attributable to noncontrolling interest per share.  The combination of the weighted average common shares and redeemable partnership units outstanding of 60.7 million was used for the remainder of the per share calculations.

Schedule 2

InfraREIT, Inc.

Explanation and Reconciliation of FFO and AFFO

FFO and AFFO

The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income (computed in accordance with GAAP), excluding gains and losses from sales of property (net) and impairments of depreciated real estate, plus real estate depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Applying the NAREIT definition to the Company’s consolidated financial statements, which is the basis for the FFO presented in this press release and the reconciliations below, results in FFO representing net income (loss) before depreciation, impairment of assets and gain (loss) on sale of assets. FFO does not represent cash generated from operations as defined by GAAP and it is not indicative of cash available to fund all cash needs, including distributions.

AFFO is defined as FFO adjusted in a manner the Company believes is appropriate to show its core operational performance, including: (a) an adjustment for the difference between the amount of base rent payments that the Company receives with respect to the applicable period and the amount of straight-line base rent recognized under GAAP; (b) adjusting for other income (expense), net; (c) adding back the transaction costs related to the pending sale of InfraREIT to Oncor and the asset exchange with Sharyland; (d) adding back the transaction costs related to the 2017 Asset Exchange Transaction; (e) adding back the professional services fee related to the franchise tax settlement with the state of Texas; and (f) removing the effect of the Texas franchise tax settlement.

The following table sets forth a reconciliation of net income to FFO and AFFO:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, unaudited)	2018	2017	2018	2017
Net income	$19,706	$21,238	$61,406	$42,384
Depreciation	12,063	13,328	35,632	38,997
FFO	31,769	34,566	97,038	81,381
Base rent adjustment (1)	(1,259)	(1,479)	(3,400)	(180)
Other income, net (2)	(7)	(331)	(1,114)	(351)
Transaction costs associated with pending sale of InfraREIT, Inc. (3)	2,615	—	2,615	—
2017 Asset Exchange Transaction costs (4)	—	1,972	151	3,909
Texas franchise tax professional services fee (5)	—	—	1,196	—
Texas franchise tax settlement (6)	—	—	(5,633)	—
AFFO	$33,118	$34,728	$90,853	$84,759

(1)	See footnote (1) on Schedule 1 on Explanation and Reconciliation of Non-GAAP EPS
(2)

Includes allowance for funds used during construction (“AFUDC”) on other funds of $0.3 million for the three months ended September 30, 2017 and $1.1 million and $0.3 million for the nine months ended September 30, 2018 and 2017, respectively.  There were no AFUDC on other funds recorded during the three months ended September 30, 2018.

(3)	See footnote (2) on Schedule 1 on Explanation and Reconciliation of Non-GAAP EPS
(4)	See footnote (3) on Schedule 1 on Explanation and Reconciliation of Non-GAAP EPS
(5)	See footnote (4) on Schedule 1 on Explanation and Reconciliation of Non-GAAP EPS
(6)	See footnote (5) on Schedule 1 on Explanation and Reconciliation of Non-GAAP EPS

Schedule 3

InfraREIT, Inc.

Explanation and Reconciliation of Forecasted Guidance for 2018

Forecasted GAAP Net Income Attributable to InfraREIT, Inc. Per Share to Non-GAAP EPS

The Company provides yearly guidance for Non-GAAP EPS, which is one of the supplemental financial measures it uses in evaluating the Company’s operating performance.  The Company believes that Non-GAAP EPS helps the Company and investors better understand the Company’s business and performance by providing perspectives not immediately apparent from net income.

The following table sets forth a reconciliation of the forecasted GAAP net income attributable to InfraREIT, Inc. per share to Non-GAAP EPS for the year ending December 31, 2018:

	Full Year 2018
(Per share amounts, unaudited)	Low	High
Net income attributable to InfraREIT, Inc.	$1.35	$1.40
Net income attributable to noncontrolling interest	1.35	1.40
Net income	1.35	1.40
Base rent adjustment	(0.08)	(0.08)
Transaction costs associated with pending sale of InfraREIT, Inc.	0.14	0.14
2017 Asset Exchange Transaction costs	0.01	0.01
Texas franchise tax professional services fee	0.02	0.02
Texas franchise tax settlement	(0.09)	(0.09)
Non-GAAP EPS	$1.35	$1.40

For additional information, contact:

For Investors:	Brook Wootton
Vice President, Investor Relations
InfraREIT, Inc.
214-855-6748
For Media:	Jeanne Phillips
Senior Vice President, Corporate Engagement & International Relations
Hunt Consolidated, Inc.
214-978-8534

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